Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of I.D. Systems, Inc. on Form S-8 (Nos. 333-87973, 333-134142, 333-134138, 333-144709 and 333-185085) and on Form S-3 (Nos. 333-116144 and 333-187644) of our report dated March 28, 2014 with respect to our audits of the consolidated balance sheets of I.D. Systems, Inc. as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, cash flows and schedule for each of the years in the three-year period ended December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of I.D. Systems, Inc.

/s/ EisnerAmper LLP

New York, New York
March 28, 2014